                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                         [X]
Filed by a Party other than the Registrant      [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              INTEG INCORPORATED
               (Name of Registrant as Specified in its Charter)

                     ____________________________________

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  1) Title of each class of securities to which transaction applies:

  -----------------------------------------------------------------------------

  2) Aggregate number of securities to which transaction applies:

  -----------------------------------------------------------------------------

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  -----------------------------------------------------------------------------

  4) Proposed maximum aggregate value of transaction:

  -----------------------------------------------------------------------------

  5) Total fee paid:

  -----------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: _______________________________________________

     2)  Form, Schedule or Registration Statement No.: _________________________

     3)  Filing Party: _________________________________________________________

     4)  Date Filed: ___________________________________________________________

                              INTEG INCORPORATED


                           NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                                 June 4, 1997



TO THE SHAREHOLDERS OF INTEG INCORPORATED:

     Notice is hereby given that the Annual Meeting of Shareholders of Integ Incorporated will be held at 10:00 a.m. on Wednesday, June 4, 1997, at the Marriott Hotel - City Center, 30 South Seventh Street, Minneapolis, Minnesota, for the following purposes:

          1. To elect two directors to serve on the Board of Directors for three year terms.

          2. To consider and vote upon a proposal to adopt the Integ Incorporated 1997 Employee Stock Purchase Plan.

          3. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997.

          4. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on April 7, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     We encourage you to take part in the affairs of your Company either in person or by executing and returning the enclosed proxy.

                            By Order of the Board of Directors,

                                /s/  Frank A. Solomon

                            Frank A. Solomon
                            President and Chief Executive Officer

Dated:  April 17, 1997



     WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                              INTEG INCORPORATED


                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                                 June 4, 1997


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Integ Incorporated (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on June 4, 1997, at 10:00 a.m. at the Marriott Hotel - City Center, 30 South Seventh Street, Minneapolis, Minnesota, and at any adjournment thereof. A shareholder giving the enclosed proxy may revoke it at any time before the vote is cast at the annual meeting. Shares of the Company's common stock, $.01 par value (the "Common Stock"), represented by a proxy will be voted in the manner directed by a shareholder. If no direction is made, the proxy will be voted for the election of the nominees for director named in this Proxy Statement and for the other proposals set forth in this Proxy Statement. This Proxy Statement and the accompanying form of proxy are being sent or given to shareholders beginning on or about April 17, 1997 along with the Company's Annual Report to Shareholders for the year ended December 31, 1996.

     Only shareholders of record at the close of business on April 7, 1997 are entitled to notice of and to vote at the meeting or at any adjournment thereof. On April 7, 1997, there were 9,288,203 shares of Common Stock of the Company outstanding. Each share is entitled to one vote. Cumulative voting is not permitted. Shares voted as abstentions on any matter (or a "withhold vote for" as to a director) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

     The Board of Directors knows of no matters other than those that are described in this Proxy Statement that may be brought before the meeting. However, if any other matters are properly brought before the meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

     All expenses in connection with the solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile or personal calls.

     The Company's principal executive offices are located at 2800 Patton Road, St. Paul, Minnesota 55113.

                             ELECTION OF DIRECTORS
                                 (Proposal #1)

     The Bylaws of the Company provide that directors of the Company shall be divided into three classes, as nearly equal in number as reasonably possible. The term of office of the first class of directors will expire at this Annual Meeting of Shareholders, the term of the second class of directors will expire at the annual meeting of shareholders in 1998 and the term of the third class of directors will expire at the annual meeting of shareholders in 1999. Directors elected at each annual meeting of shareholders will be of the same class as the directors whose terms expire at such annual meeting of shareholders, and shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders and until their successors are elected and shall qualify.

     Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors shall have been chosen.

     At the Annual Meeting of Shareholders to be held on June 4, 1997, the terms of office of Mark B. Knudson, Ph.D. and Terrance G. McGuire will expire, and each of Dr. Knudson and Mr. McGuire has been nominated to be elected to the Board of Directors for an additional three year term that will expire at the annual meeting of shareholders in 2000. The Board of Directors recommends that the shareholders elect Dr. Knudson and Mr. McGuire as directors of the Company for the ensuing three year period. It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Dr. Knudson and Mr. McGuire, unless otherwise directed. Dr. Knudson and Mr. McGuire have indicated a willingness to serve, but in case Dr. Knudson and/or Mr. McGuire is not a candidate at the meeting, which is not presently anticipated, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion.

     The Affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting is required for the election of each of Dr. Knudson and Mr. McGuire. The Board of Directors recommends a vote FOR Dr. Knudson and Mr. McGuire.

     Information regarding the directors of the Company is set forth below:


                                                  Expiration
     Name                                   Age   of Term
     ----                                   ---  ----------
     Mark B. Knudson, Ph.D.(1)(3)           48      1997
     Frank B. Bennett(1)(2)                 40      1998
     Terrance G. McGuire(2)                 41      1997
     Robert R. Momsen(3)                    50      1998
     Robert S. Nickoloff                    68      1999
     Walter L. Sembrowich, Ph.D.(3)         54      1998
     Frank A. Solomon(3)                    53      1999
     Winston R. Wallin(1)                   71      1999

     -------------

     (1) Member of the Compensation Committee of the Board of Directors.
     (2) Member of the Audit Committee of the Board of Directors.
     (3) Member of the Nominating Committee of the Board of Directors.

     Mark B. Knudson, Ph.D., one of the founders of the Company, served as the President of the Company from its inception in April 1990 through December 1990, and as Chief Executive Officer from the Company's inception through November 1991. Dr. Knudson has also served as Chairman of the Company's Board of Directors since its inception. Since 1993, Dr. Knudson has been the Managing Venture Partner of Medical Innovation Partners II, a Limited Partnership ("MIP II") that serves as the general partner of Medical Innovation Fund II, a Limited Partnership ("MIF II") and, since 1989, has also been a special limited partner of Medical Innovation Partners, a Limited Partnership ("MIP"), the general partner of Medical Innovation Fund, a Limited Partnership ("MIF"). MIF and MIF II are institutionally-funded, medically-focused early stage venture/seed capital partnerships. Dr. Knudson serves as a director of Diametrics Medical, Inc. ("Diametrics"), a manufacturer of point of care blood chemistry testing systems, and Heartstream, Inc. and InControl, Inc., each a company involved in cardiac rhythm management technology.

     Frank B. Bennett has been a director of the Company since 1992. Mr. Bennett is the founder of Artesian Capital Management, Inc. ("Artesian") and Artesian Management, Inc. ("Artesian Management") and has served as the President of each of these entities since their inception. Artesian is the general partner of Artesian Capital Limited Partnership ("Artesian Capital"), and Artesian Management is the general partner of Artesian Capital Limited Partnership II ("Artesian Capital II"), which are seed and start-up venture investment funds.

     Terrance G. McGuire has been a director of the Company since June 1995.
Mr. McGuire is a Founding General Partner of Polaris Venture Partners, and since 1989, Mr. McGuire has been a General Partner of Beta Partners Limited Partnership, each of which is a private venture capital firm. Since 1992, Mr. McGuire has also been a General Partner of Alta V Management Partners, L.P., which is the General Partner of Alta V Limited Partnership, a fund associated with Burr, Egan, Deleage & Co. Mr. McGuire serves as a director of Cubist Pharmaceuticals, Inc., a biopharmaceutical company.

     Robert R. Momsen has been a director of the Company since June 1995. Since 1982, Mr. Momsen has been a General Partner of InterWest Partners, L.P. ("InterWest Partners"), a group of venture capital management funds. Mr. Momsen is also director of ArthroCare Corporation, a manufacturer of arthroscopic surgical equipment, COR Therapeutics, Inc., a biopharmaceutical company, Coulter Pharmaceutical, Inc., a developer of drugs and therapies for people with cancer, Innovasive Devices, Inc., a tissue repair system company, Urologix Inc., a medical products company, and Ventritex, Inc., a medical implant device company.

     Robert S. Nickoloff has been a director of the Company since its inception. Mr. Nickoloff is a General Partner of MIP and MIP II, where he has been active in the formation and financing of start-up medical device and service companies since 1987. Mr. Nickoloff has also been Vice-President of Range Television Cable Co., Inc. since 1965. He has served as Chairman of the Board of Governors of the University of Minnesota Hospital and Clinic and is a director of Green Tree Financial Corporation and Minnesota Power and Light Co.

     Walter L. Sembrowich, Ph.D., has been a director of the Company since its inception. Dr. Sembrowich, held various management positions at Diametrics through December 1995, including Chief Executive Officer from 1990 through January 1993, Co-Chairman of the Board from January 1993 to March 1995 and Executive Vice President of New Business Development from March 1995 through December 1995. Dr. Sembrowich is currently President of Aviex, Inc., a management consulting firm. He also serves as a director of St. Jude Medical, Inc., a developer and marketer of heart valves and other cardiovascular devices.

     Frank A. Solomon, one of the founders of the Company, served as a consultant to the Company from July through December 1990, its President and a director since January 1991 and as Chief Executive Officer since December 1991. Mr. Solomon has been involved in the development and marketing of products for the diagnosis and treatment of diabetes for 13 years. From 1976 to 1989, Mr. Solomon held various management positions at Eli Lilly and Company ("Eli Lilly"), including President of Elco Diagnostics, a division of Eli Lilly, General Manager of the Infusion Products division of Cardiac Pacemakers, Inc., a subsidiary of Eli Lilly, Manager in Eli Lilly's medical device merger and acquisition group, and sequentially as National Sales Manager, Director of Marketing and Sales and Director of Corporate Development at Physio-Control Corporation, another subsidiary of Eli Lilly.

     Winston R. Wallin has been a director of the Company since September 1996. Mr. Wallin also serves as Chairman Emeritus of Medtronic, Inc. He joined Medtronic as President and Chief Executive Officer in June 1985 and was elected Chairman of the Board and Chief Executive Officer in January 1986. Mr. Wallin retired as Chief Executive Officer of Medtronic in April 1991 and continued as

Chairman of the Board until August 28, 1996, at which time he was conferred the title of Chairman Emeritus. Mr. Wallin is also a director of SuperValu, Inc., Bemis Company, Inc., McGlynn Bakeries and GalaGen, Inc. He is also the Chairman of the Board of Trustees of Carleton College, on the Board of the Minneapolis Foundation, on the Board of Overseers of the Carlson School of Management at the University of Minnesota and Chairman of the Caux Roundtable in Caux, Switzerland.

     Messrs. Bennett, McGuire and Momsen were elected to the Board of Directors as designees of various series of preferred stock pursuant to agreements with the Company which terminated upon the closing of the Company's initial public offering.

Meetings of the Board of Directors and Certain Committees

     During the fiscal year ended December 31, 1996, the Board of Directors met six times. All incumbent directors attended at least 75% of the aggregate of those meetings of the Board of Directors and meetings of the committees on which they served that were held while they were serving on the Board or on such committee, except for Robert R. Momsen, who attended four of the six meetings of the Board of Directors. The Board of Directors also took an action by written consent in lieu of meetings twice during 1996, which written consents were signed by all directors.

     The Board of Directors of the Company has standing compensation, audit and nominating committees, which have a current membership as indicated in the foregoing section. The Compensation Committee makes recommendations concerning executive salaries and incentive compensation for employees of the Company, subject to ratification by the full Board of Directors, and administers the Company's 1990 Incentive and Stock Option Plan (the "1990 Stock Option Plan"), the 1991 Incentive and Stock Option Plan (the "1991 Stock Option Plan"), the 1994 Long-Term Incentive and Stock Option Plan (as amended, the "1994 Stock Option Plan" and together with the 1990 and 1991 Stock Option Plans, the "Stock Option Plans") and the Company's 1996 Directors' Stock Option Plan (the "Directors' Plan"). The Compensation Committee has delegated authority to the Chief Executive Officer to grant options in such officer's discretion to employees who are not executive officers in amounts not exceeding an aggregate of 10,000 shares of Common Stock per individual in any period of 12 consecutive months pursuant to the Stock Option Plans. During 1996, the Compensation Committee held one meeting and also acted by written consent in lieu of meetings.

     The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors, as well as the Company's accounting principles and its system of internal controls, and reports the results of its review to the full Board of Directors and to management. During 1996, the Audit Committee held one meeting.

     The Nominating Committee makes recommendations regarding director and officer nominations. During 1996, the Nominating Committee did not hold any meetings.

Compensation of Directors

     Prior to July 1, 1996, directors of the Company received no compensation for their services to the Company. Effective July 1, 1996, outside directors receive payments of $3,000 per quarter, $1,000 per meeting attended in person ($500 if attended by telephone) and $500 per committee meeting attended, up to a maximum of $20,000 per year, and all directors are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees. In addition, existing non-employee directors have each been granted options to purchase Common Stock under the Directors' Plan, which provides for an automatic grant of nonqualified stock options to purchase 15,000 shares of Common Stock to directors who are not employees of the Company on the later of July 1, 1996 or the date such individuals become directors of the Company, and an option to purchase 5,000 shares of Common Stock on each subsequent annual shareholder meeting date, subject to certain limitations. Options granted on July 1, 1996 or on the date an individual becomes a director of the Company vest and thereby become exercisable as to 50% of such shares on the anniversary of the date of such grant and 25% at the anniversary date for each of the two years thereafter if the holder remains a director on such dates.

Options granted on the date of each annual meeting of shareholders become exercisable six months subsequent to the date of grant. The Company has reserved 300,000 shares of Common Stock for issuance under the Directors' Plan. The option price for directors is equal to the fair market value of a share of Common Stock as of the date of grant. Pursuant to the partnership agreement for MIP, Mr. Nickoloff will assign to MIP all of the options granted to him under the Directors' Plan.

     Directors who are also employees of the Company do not receive any additional compensation for serving on the Board of Directors.

                              EXECUTIVE OFFICERS

     Name                       Age   Position
     ----                       ---   --------

     Frank A. Solomon           53    President, Chief Executive Officer and
                                        Director
     Katia P. Breslawec         42    Vice President, Regulatory and Quality
     John R. Brintnall          44    Vice President, Finance, Chief Financial
                                        Officer and Treasurer
     Susan L. Critzer           41    Vice President, Operations
     Robert H. Dodge, Ph.D.     46    Vice President, Research and Development
     A. Paul Harding            48    Vice President, Sales and Marketing

     Frank A. Solomon. See the biographical information on Mr. Solomon under "Election of Directors."

     Katia P. Breslawec joined the Company in April 1996 as Vice President, Regulatory and Quality. Before joining the Company, Ms. Breslawec spent nine years with Sanofi Diagnostics Pasteur, Inc., a manufacturer of clinical laboratory instruments, in vitro diagnosis reagents, and biologicals. Most recently, as Director of Regulatory, Ms. Breslawec was responsible for obtaining FDA approvals required for domestic and international product commercialization and for maintaining compliance to international quality standards. Ms. Breslawec was previously Manager of New Product Approvals at INCSTAR Corp.

     John R. Brintnall joined the Company in December 1996 as Vice President, Finance, Chief Financial Officer and Treasurer. From June 1986 until he joined the Company, Mr. Brintnall served as Vice President of Finance, Chief Financial Officer and Treasurer of Computer Network Technology Corporation, a publicly held company in the high performance computer networking industry. Mr. Brintnall holds a bachelors degree in business administration from the University of Notre Dame and is a Certified Public Accountant.

     Susan L. Critzer joined the Company in January 1995 as Vice President, Operations. Before joining the Company, Ms. Critzer spent six years with American Cyanamid Corporation's Davis and Geck ("D&G") Division. Most recently, she was Director of Engineering for D&G's start-up Endosurgery division, where she was responsible for the commercialization of all new laparoscopic products. From 1986 to 1989, Ms. Critzer was with Becton-Dickinson Corporation where she held management positions in manufacturing engineering and quality control and was involved in the high volume production of intravenous catheters.

     Robert H. Dodge, Ph.D. joined the Company in July 1994 as Vice President, Research and Development, having previously spent 11 years in the Diagnostics Division of Abbott Laboratories ("Abbott"). At Abbott, Dr. Dodge held Research Director positions in the areas of Chemistry, Instrument Systems Engineering and Physician Office and Consumer Diagnostics. His product development experience includes systems for physician's office testing (the Abbott Vision System) and hospital therapeutic drug monitoring (the TDx system).

     A. Paul Harding joined the Company as Vice President, Sales and Marketing in November 1995, having spent the previous 15 years with Bayer Diagnostics, a division of Bayer AG ("Bayer"), a leading manufacturer and marketer of glucose monitoring products. At Bayer, Mr. Harding held various sales and marketing positions, most recently as Vice President, U.S. Marketing and National Accounts, and previously as Director of Marketing, U.S. Diabetes Products.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers, directors and holders of 10% or more of the Company's Common Stock, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were complied with, except that (i) an initial report of beneficial ownership on Form 3 may not have been timely filed for Frank B. Bennett and (ii) statements of changes in beneficial ownership on Form 4 were not timely filed for Timothy I. Maudlin, Mark B. Knudson and Robert S. Nickoloff to reflect their indirect beneficial ownership of shares of Common Stock purchased by MIF II in the Company's initial public offering (for which shares beneficial ownership is disclaimed, except to the extent of their proportionate pecuniary interests in MIP II), but such changes were reported on a timely filed Form 5 for each of Dr. Knudson and Mr. Nickoloff and on a Form 4 filed for Mr. Maudlin following his resignation as a director of the Company.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock, as of March 1, 1997, by: (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock,
(ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group. Unless noted below, the address of each of the following shareholders is the same as the Company.

                                                                Shares         Percentage of
                                                             Beneficially    Outstanding Shares
Name and Address                                              Owned (1)          Owned (1)
----------------                                             ------------    ------------------

MIF and MIF II (2)......................................      1,850,568            19.3%
  9900 Bren Road East
  Suite 421
  Minnetonka, MN  55343
InterWest Partners V, L.P. ("IWP") (3)..................        725,263             7.8%
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, CA  94025
Oak Investment Partners VI, L.P. ("OIP") (4)............        540,032             5.8%
  One Gorham Island
  Westport, CT  06880
Ardsley Advisory Partners/Philip J. Hempleman (5).......        487,500             5.3%
  646 Steamboat Road
  Greenwich, CT  06836
Frank B. Bennett (6)....................................             --              --
Mark B. Knudson, Ph.D. (7)(8)...........................        225,668             2.4%
Terrance G. McGuire (9).................................             --              --
Robert R. Momsen (10)...................................             --              --
Robert S. Nickoloff (11)................................            527              *
Walter L. Sembrowich, Ph.D. (7)(12).....................         40,000              *
Frank A. Solomon (7)(13)................................        243,554             2.6%
Winston R. Wallin.......................................             --              --
Susan L. Critzer (7)....................................         59,498              *
Robert H. Dodge, Ph.D. (7)..............................         59,498              *
A. Paul Harding (7).....................................         38,666              *
All executive officers and directors as a
  group (13 persons) (14)...............................        707,466             7.4%

-----------

*  Less than 1%.

(1) Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 1, 1997 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2) Disclosure is made in reliance upon a statement on Schedule 13D/A filed with the SEC on February 12, 1997. Includes 903,902 shares of Common Stock held by MIF and 636,165 shares of Common Stock held by MIF II. Also includes 310,501 shares of Common Stock issuable upon the exercise of outstanding options and warrants held by MIF and MIF II.

(3) Disclosure is made in reliance upon a statement on Schedule 13G filed with the SEC on February 14, 1997. Such Schedule 13G indicates that (i) IWP and InterWest Management Partners V, L.P., the general partner of IWP ("IMP"), have sole voting and dispositive power with respect to such shares and (ii) Alan W. Crites, Philip T. Gianos, Wallace R. Hawley, W. Scott Hedrick, W. Stephen Holmes, Robert R. Momsen and Arnold L. Oronsky each have shared voting and dispositive power with respect to such shares. Excludes 4,561 shares of Common Stock held by InterWest Investors V ("IWI"), an affiliate of IWP.

(4) Disclosure is made in reliance upon a statement on Schedule 13G filed with the SEC on February 13, 1997. Such Schedule 13G indicates that (i) OIP has sole voting and dispositive power with respect to such shares and (ii) Oak Associates VI, LLC, Oak Management Corporation, Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and Eileen M. Moore each have shared voting and dispositive power with respect to such shares. Excludes 12,600 shares of Common Stock held by Oak VI Affiliates Fund, L.P., an affiliate of OIP.

(5) Disclosure is made in reliance upon a statement on Schedule 13G filed with the SEC on February 10, 1997. Such Schedule 13G indicates that such shares of Common Stock are held by the discretionary accounts managed by Ardsley Advisory Partners ("Ardsley") and Mr. Hempleman (including accounts of certain clients, including investment partnerships for which Ardsley serves as the management company and as a general partner). As managing partner of Ardsley, Mr. Hempleman may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the shares of Common Stock held by such discretionary accounts. Each client for whose account Ardsley had purchased Common Stock has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such Common Stock purchased for such client's account.

(6) Excludes (i) 113,939 shares of Common Stock and (ii) 17,778 shares of Common Stock issuable upon the exercise of outstanding warrants held by Artesian Capital. Also excludes (i) 85,851 shares of Common Stock and (ii) 49,382 shares of Common Stock issuable upon the exercise of outstanding
     warrants held by Artesian Capital II.   Mr. Bennett serves as the President
     of Artesian, the general partner of Artesian Capital, and Artesian Management, the general partner of Artesian Capital II. Mr. Bennett disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest in such partnership.

(7) Includes the following number of shares of Common Stock issuable upon the exercise of outstanding options: Dr. Knudson: 33,333 shares; Dr.
     Sembrowich: 20,000 shares; Mr. Solomon: 60,221 shares; Ms. Critzer: 59,498 shares; Dr. Dodge: 59,498 shares; and Mr. Harding: 38,666 shares.

(8) Includes 25,000 shares of Common Stock held by Dr. Knudson's wife, 54,000 shares held by Knudson Family L.P., and 3,000 shares held by Dr. Knudson's daughters, for which shares Dr. Knudson disclaims beneficial ownership. Excludes (i) 254,175 shares of Common Stock issuable upon the exercise of outstanding options and warrants held by MIF II and (ii) 890,340 shares of Common Stock held by MIF II. Dr. Knudson is a general partner of MIP II,
     the general partner of MIF II.   Dr. Knudson disclaims beneficial ownership
     of the shares held by MIF II, except to the extent of his proportionate pecuniary interest in MIP II.

(9) Excludes 366,325 shares of Common Stock beneficially owned by Alta V Limited Partnership which Mr. McGuire may be deemed to hold based on his partnership interest in Alta V Management Partners L.P. (the general partner of Alta V Limited Partnership). Mr. McGuire disclaims beneficial ownership of the shares held by Alta V Limited Partnership, except to the extent of his proportionate pecuniary interest therein.

(10) Excludes shares beneficially owned by IWP and IWI which Mr. Momsen may be deemed to hold based on his partnership interest in such partnerships. Mr. Momsen disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest in such partnerships.

(11) Excludes (i) 310,501 shares of Common Stock issuable upon the exercise of outstanding options and warrants held by MIF and MIF II and (ii) 1,540,067
     shares of Common Stock held by MIF and MIF II.   Mr. Nickoloff is a general
     partner of MIP and of MIP II, the general partners of MIF and MIF II, respectively. Mr. Nickoloff disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest in such partnerships.

(12) Excludes shares held by MIF which Dr. Sembrowich may be deemed to hold based on his partnership interest in MIP. Dr. Sembrowich disclaims beneficial ownership of the MIF shares, except to the extent of his proportionate pecuniary interest in such partnership.

(13) Includes 183,333 shares of Common Stock issued pursuant to a restricted stock award under the Stock Option Plans. See "Certain Transactions." Excludes shares held by MIF II which Mr. Solomon may be deemed to hold based on his partnership interest in MIP II. Mr. Solomon disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest in such partnership.

(14) See Notes 6, 7, 8, 9, 10, 11, 12 and 13 above.


                             EXECUTIVE COMPENSATION

Executive Compensation

     Summary Compensation. The following table sets forth the cash and noncash compensation for fiscal years 1996 and 1995 awarded to or earned by the Chief Executive Officer and all executive officers of the Company whose salary and bonus earned in 1996 exceeded $100,000 (the "Named Executive Officers"):

                           Summary Compensation Table

                                          Annual Compensation    Long-Term Compensation
                               Fiscal     -------------------    ----------------------     All Other
Name and Principal Position     Year      Salary        Bonus      Options (# Shares)      Compensation
---------------------------    -------    --------      -----    ----------------------    ------------

Frank A. Solomon               1996       $202,026      $  --           119,999            $191,378 (1)
  President, Chief Executive   1995       $189,587      $  --            66,666            $ 48,096 (2)
  Officer and Director

Susan L. Critzer               1996       $140,502      $  --            26,666            $     --
  Vice President, Operations   1995       $116,776      $  --            83,332            $ 33,216 (3)

Robert H. Dodge, Ph.D.         1996       $167,543      $  --            26,666            $     --
  Vice President, Research     1995       $158,835      $  --            16,666            $ 31,275 (4)
  and Development

A. Paul Harding                1996       $146,003      $  --            26,666            $ 33,406 (5)
  Vice President, Sales        1995(6)    $ 14,308      $  --            66,666            $     --
  and Marketing


_______________


(1) Includes $102,891 of forgiveness on a note and a $88,487 bonus to account for tax consequences resulting from such note forgiveness. See "Certain Transactions."

(2) Includes $24,291 of forgiveness on a note and a $23,805 bonus to account for tax consequences resulting from such note forgiveness. See "Certain Transactions."

(3) Includes $16,776 for reimbursement of relocation expenses and a $16,440 bonus to account for tax consequences resulting from such expense reimbursement.

(4) Includes a $31,275 bonus in 1995 to account for tax consequences resulting from reimbursement of 1994 relocation expenses.

(5) Includes $17,170 for reimbursement of relocation expenses and a $16,236 bonus to account for tax consequences resulting from such expense reimbursement.

(6)  Mr. Harding joined the Company in November 1995.

     Option Grants. The following table summarizes options granted during the year ended December 31, 1996 to the Named Executive Officers:

               Option Grants During Year Ended December 31, 1996

                                                                                       Potential Realizable
                                                                                         Value at Assumed
                                        % of Total                                    Annual Rates of Stock
                                         Options                                        Price Appreciation
                                        Granted to     Exercise                        for Option Term (7)
                           Options       Employees      Price           Expiration    ----------------------
       Name              Granted (1)    in 1996 (5)    Per Share (6)       Date          5%          10%
---------------------    -----------    -----------    -------------    ----------    --------    ----------
Frank A. Solomon         66,666 (2)        17.3%           $9.75         4/24/06      $408,663    $1,035,990
                         53,333 (3)        13.9%           $9.75         4/24/06      $326,931    $  828,795

Susan L. Critzer         26,666 (4)         6.9%           $9.75         4/24/06      $163,463    $  414,390

Robert H. Dodge, Ph.D.   26,666 (4)         6.9%           $9.75         4/24/06      $163,463    $  414,390

A. Paul Harding          26,666 (4)         6.9%           $9.75         4/24/06      $163,463    $  414,390


----------------------

(1) Each option represents the right to purchase one share of Common Stock. The options shown in this column were granted pursuant to the 1994 Stock Option Plan.

(2) Options become exercisable with respect to 25% of the shares on the anniversary date of such grant for each of the four years following such grant. To the extent not already exercisable, the options generally become exercisable in the event of a merger in which the Company is not the surviving corporation, a transfer of all of the Company's stock, a sale of substantially all of the Company's assets or a dissolution or liquidation of the Company.

(3) Options with respect to 21,333 shares became exercisable in 1996. The remaining 32,000 shares become exercisable in 2006.

(4) The options granted to Ms. Critzer, Dr. Dodge and Mr. Harding became exercisable with respect to 5,333 shares in 1996, and the remaining 21,333 become exercisable in 2006.

(5) In 1996, the Company granted employees options to purchase an aggregate of 384,492 shares of Common Stock.

(6) The exercise price may be paid in cash, in shares of Common Stock with a market value as of the date of exercise equal to the option price or a combination of cash and shares of Common Stock.

(7) The compounding assumes a ten-year exercise period for all option grants. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

     Option Values

     The following table summarizes the value of options held at December 31, 1996 by the Named Executive Officers. No options held by such executive officers were exercised during 1996.

                 Aggregated Option Values At December 31, 1996

                                    Number of Unexercised                          Value of Unexercised
                                          Options at                               In-the-Money Options
                                      December 31, 1996                          at December 31, 1996 (1)
                                ------------------------------               ----------------------------------
          Name                  Exercisable      Unexercisable               Exercisable          Unexercisable
----------------------          -----------      -------------               -----------          -------------

Frank A. Solomon                  37,999            148,666                   $ 142,494             $ 427,500

Susan L. Critzer                  42,832             67,166                   $ 333,116             $ 416,872

Robert H. Dodge, Ph.D.            59,498             50,500                   $ 481,860             $ 255,628

A. Paul Harding                   38,666             54,666                   $ 284,997             $ 284,997
----------------------

(1) Value based on the difference between the last sale price of the Company's Common Stock as reported by the Nasdaq National Market System on
     December 31, 1996 ($9.75) and the option exercise price per share, multiplied by the number of shares subject to the in-the-money options.

Report of Compensation Committee on Executive Compensation

     Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and its other executive officers. The disclosure requirements for these individuals (the "executive officers") include the use of a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of the report requirement, the Compensation Committee of the Board of Directors (the "Committee"), at the direction of the Board of Directors, has furnished the following report on executive compensation:

     The Committee is responsible for setting salaries for officers and for granting incentive awards and stock-based compensation to the Company's executive officers, including the Chief Executive Officer, on behalf of the Board of Directors and the shareholders. The Committee also oversees the operation of the Company's executive compensation benefits.

     The Committee consists entirely of outside directors of the Company. During 1996, Mr. Bennett and Dr. Knudson served on the Committee. Timothy I. Maudlin also served on the Committee until his resignation from the Board of Directors in September 1996. Mr. Wallin was elected to the Committee in January 1997. Dr. Knudson is Chairman of the Committee.

Compensation Policies
---------------------

     The Company is committed to attracting, hiring and retaining an experienced management team that can successfully develop and manufacture the Company's products in commercial quantities, penetrate target markets, obtain and maintain required regulatory approvals worldwide, and develop new products. With these goals in mind, the Committee closely aligns its compensation plan for executive management to the milestones achieved and the influence that each executive has as the Company grows and matures. The Committee annually reviews and evaluates the Company's corporate performance, compensation levels and equity ownership of its executive officers. The Committee strives to establish competitive levels of compensation that are consistent with the Company's annual and long-term performance goals, that are appropriate for each officer's scale of responsibility and performance, that recognize individual initiative and achievements, that will attract and retain the highest quality personnel possible consistent with the Company's resources, and that provide an incentive to such executives to focus on the Company's long-term strategic goals by aligning their financial interests closely with long-term shareholder interests. The Committee intends to make the executive compensation program competitive with the marketplace while emphasizing compensation in the form of equity ownership, the value of which is contingent on the Company's long-term market performance. It is intended that, in judging appropriate levels of compensation, the Committee will take into account internally set performance goals and comparisons with the performance of a self-selected group of development stage companies with similar business characteristics and strategies.

     In addition, since the Company has yet to begin commercial production and full-scale marketing of its product, it is difficult to select objective criteria by which to measure individual and Company performance. As a result, the Committee's efforts to tie compensation to performance involve a subjective element and take into account each officer's performance during the past year based on qualitative standards and the achievement of such nonfinancial goals such as reaching certain milestones in the development and production of the Company's LifeGuide System, development of the Company's sales and marketing force and progress towards clinical trials of the Company's LifeGuide System. In evaluating compensation relative to Company performance, the Committee also considers the Company's stock performance and progress toward profitability. In the future, the Committee intends to place more emphasis on objective factors in determining executive compensation. Factors that the Committee anticipates that it will consider include maintaining the compensation of the Company's officers at industry levels, as reflected in surveys of compensation practices in corporations of comparable size and technology. The Committee also intends to implement a bonus program that will be tied to specific financial goals, including operating revenues and earnings.

     The Company's compensation program has three primary components: base salary, short-term incentives and long-term incentives. The ultimate composition of executive compensation reflects the Company's goals of attracting and retaining highly qualified personnel and supporting a performance-oriented environment that rewards both corporate and personal performance over the long term. In general, stock option grants are used to enhance the competitiveness of compensation packages, to reward exceptional performance and provide incentive for reaching further performance goals. The Compensation Committee also believes that the use of stock options is important to align the interests of the officers with the interests of the shareholders.

Base Salaries
-------------

     Annual base salaries are established as a result of the Committee's analysis of each executive officer's individual performance during the prior year, the overall performance of the Company during the prior year and historical compensation levels within the executive officer group. The Committee also believes that executive salaries must be sufficiently competitive to attract and retain key individuals. In this regard, salaries for officers are based on experience level and are intended to be competitive with median salaries paid to comparable executives in similar positions at other development stage medical device companies. Development stage companies continue to be used for comparison purposes because, during 1996, the Company's products remained in development, and commercial production of the LifeGuide System has not yet begun. In the absence of revenue and profitable operations, the Company does not have the financial resources to match salaries offered by larger or profitable medical device companies. By augmenting base salary with equity-based compensation, the Company seeks to continue to attract and retain quality management personnel despite limited financial resources. Annual increases in base salaries for existing officers are generally consistent with the merit increase formula used throughout the Company. The Company has historically granted 5% annual merit increases to all employees warranting such a merit increase. Larger increases are given, as appropriate, to reflect changes in job responsibility and authority, or to internally balance the salary structure among the executive officer group.

Short-Term Incentives
---------------------

     The Committee believes that executive compensation should be based in part on the achievement of milestones that are important to the short-term success of the Company. Accordingly, the Committee periodically sets short-term milestones and then compares the Company's progress against these targets. Members of the executive team, along with all Company employees, are periodically granted stock options to purchase shares of the Company's common stock with vesting tied to the achievement of specified operating and personal objectives. The number of shares granted with these vesting provisions is determined based on the individual's experience and position within the Company.

     In 1996, the Board of Directors of the Company adopted a 1996 Vice President Bonus Program and a 1996 CEO Bonus Program to award stock option bonuses to its officers. Under the Vice President Bonus Program, each of the Company's Vice Presidents was granted options to purchase 26,666 shares of the Company's Common Stock, the vesting of which accelerated upon achievement of certain stock price targets (as a percentage of the initial public offering price) and of certain performance milestones. Under the CEO Bonus Program, Mr. Solomon was granted options to purchase 53,333 shares of the Company's Common Stock, the vesting of which accelerated upon achievement of similar stock price targets. As a result of the availability (to the satisfaction of the Committee) of certain correlation and time course data by May 30, 1996 and the achievement of stock price targets at the end of 1996, vesting of 20% of the option awards granted under the Vice President Bonus Program and of 40% of the option award granted under the CEO Bonus Program was accelerated to become immediately exercisable.

Long-Term Incentives
--------------------

     The Committee believes that long-term stockholder interests and executive compensation should be closely aligned. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests in enhancing shareholder value. Stock options are generally granted to executive officers at the time they are elected. In determining the number of shares subject to stock option grants, the Committee takes into consideration the job responsibilities, experience and contributions of the individual as well as the recommendations of the Chief Executive Officer and subjectively determines an appropriate amount. The stock options give the holder the right to purchase shares of the Common Stock over a ten-year period, and since the options are granted at the fair market value on the date of grant, the options will provide value only when the price of the Common Stock increases above the exercise price. Options are also subject to vesting provisions designed to encourage executives to remain employed by the Company. Additional options are granted from time to time based on individual performance, increased job responsibilities and the prior level of grants.

CEO Compensation
----------------

     The determination of the Chief Executive Officer's salary, bonus and grants of stock options followed the policies set forth above for all executives' compensation. Mr. Solomon's compensation for 1995-96 is shown in the Summary Compensation Table above. During 1996, Mr. Solomon's base salary was increased 5% to recognize favorable corporate and individual performance. Mr. Solomon also received a grant of 66,666 stock options in April 1996. In addition, a grant of 53,333 stock options was awarded under the CEO Bonus Program, as discussed above. Further, in August 1996, the Committee, desiring to recognize Mr. Solomon's contributions to the Company in completing the Company's initial public offering, removed the minimum public offering price requirement on the promissory note (the "Note") dated August 9, 1994 in the principal amount of $113,438 executed by Mr. Solomon in connection with his Restricted Stock Award Agreement with the Company, thereby accelerating the maturity date of the Note and forgiving the remaining principal and interest due on the Note. These cash, stock option and stock awards reflected the Committee's judgment as to Mr. Solomon's individual performance and the overall performance of the Company in completing its initial public stock offering, achieving regulatory and technical milestones, and making significant progress toward commercialization of the Company's LifeGuide System. The Committee also believes that stock options granted to Mr. Solomon to date provide a significant and appropriate tie between overall compensation and the performance of the Company over the long term.

Compensation Limitations
------------------------

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the corporate deduction for compensation paid to executive officers to $1.0 million, unless the compensation qualifies as "performance-based compensation" under the Code.
Section 162(m) did not affect the deductibility of compensation paid to the Company's executive officers in 1996 and will not effect the deductibility of such compensation expected to be paid in 1997. The Committee will continue to monitor this matter and may propose changes to the executive compensation program if warranted.

SUBMITTED BY THE COMPENSATION COMMITTEE:

     Mark B. Knudson, Chairman
     Frank B. Bennett
     Winston R. Wallin

Stock Performance

     The graph below sets forth a comparison of the cumulative shareholder return of the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market - U.S. Index and the Standard & Poor's Health Care (Medical Products and Supplies) Index over the same period for the period from June 26, 1996 (the date of the initial public offering of the Common Stock) to December 31, 1996. The graph assumes the investment of $100 on June 26, 1996 in the Common Stock and on May 31, 1996 in each index, and that dividends, if any, were reinvested.

                COMPARISON OF 6 MONTH CUMULATIVE TOTAL RETURN*
         AMONG INTEG INCORPORATED, THE NASDAQ STOCK MARKET - US INDEX AND THE S & P HEALTH CARE (MEDICAL PRODUCTS & SUPPLIES) INDEX



                [GRAPH OF COMPARATIVE CUMULATIVE TOTAL RETURNS]

                          6/26/96  6/96  7/96  8/96  9/96  10/96  11/96  12/96
INTEG                         100   101    91    91   109     97    124    103
NASDAQ STOCK MARKET-US        100    95    87    92    99     98    104    104
S&P HLTH CARE (MP& S)         100   101    94    98   112    110    113    113




* $100 INVESTED ON 6/26/96 IN STOCK OR ON 5/31/96 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. YEAR ENDING DECEMBER 31, 1996.

Employment Agreements and Change-in-Control Agreements

     Except as described below, the Company does not have any employment agreements with its executive officers. In May 1996, the Company entered into an agreement with Mr. Solomon providing for severance pay equal to 18 times his total monthly compensation (including salary and bonus, determined in accordance with such agreement) if: (i) prior to a change in control (as defined in such agreement) of the Company, the Company assigns Mr. Solomon employment responsibilities which are not comparable to his current position and Mr. Solomon subsequently terminates his employment, or (ii) after such a change in control, the Company terminates Mr. Solomon's employment without cause or Mr. Solomon terminates his employment for good reason (as such terms are defined in such agreement). The agreement also contains covenants by Mr. Solomon not to compete and not to solicit the Company's customers or employees during the term of Mr. Solomon's employment and for 18 months following the termination of his employment for any reason.

     In May 1996, the Company also entered into an agreement with each of Ms. Critzer, Dr. Dodge and Mr. Harding providing for severance pay equal to 12 times the officer's total monthly compensation (including salary and bonus, determined in accordance with such agreement) if after a change in control (as defined in such agreement) of the Company, the Company terminates the officer's employment without cause or the officer terminates his or her employment for good reason (as such terms are defined in such agreement). Each such agreement also contains covenants by such officer not to compete and not to solicit the Company's customers or employees during the term of such officer's employment and for 12 months following the termination of such officer's employment for any reason.

Compensation Committee Interlocks and Insider Participation

     Dr. Knudson and Mr. Bennett served as members of the Company's Compensation Committee during 1996. Timothy I. Maudlin also served as a member of the Company's Compensation Committee until his resignation from the Board of Directors in September 1996. Dr. Knudson, who also served as the Company's President in 1990 and as the Chief Executive Officer from 1990 to 1991, is a limited partner of MIP and a general partner of MIP II; and Mr. Maudlin is a general partner of both MIP and MIP II. MIP and MIP II are the general partners of MIF and MIF II, respectively, which entities engaged in certain transactions with the Company, as described below.

     Laboratory and office furniture and equipment used by the Company with an original cost of approximately $801,000 as of December 31, 1996 are leased under sublease arrangements with FIM, Inc. and FIM II, Inc., entities related to the Company through MIF and MIF II. Under the lease arrangements, MIF and MIF II have guaranteed the lease payments owing to an unrelated third party. The liability for future lease payments under these guarantees were $446,291 as of December 31, 1996. In consideration of such guarantees, the Company issued options to purchase an aggregate of 42,993 shares of Common Stock at an exercise price of $0.825 per share to MIF and warrants to purchase shares of Series D Preferred Stock, convertible into 106,027 shares of Common Stock at an as converted exercise price of $4.13 per share, to MIF II. Options to purchase 30,523 shares of Common Stock will expire in May 2001. The balance of the Common Stock options (12,470 shares) will expire in April 2003. The Series D Preferred Stock warrants expire during the period from December 1999 through June 2005.

     Since April 1992, the Company entered into an annual consulting agreement with Dr. Knudson. In March 1997, the Company entered into a three-year consulting agreement with Dr. Knudson, which agreement runs through April 3, 2000. Dr. Knudson acts as consultant for the Company in the area of technical expertise and advisory services, for which he is paid $6,750 per month. During 1996, Dr. Knudson received an aggregate of $81,000 for such consulting services.

                             CERTAIN TRANSACTIONS

     Mr. Solomon and Dr. Sembrowich are limited partners of MIP II, which is the general partner of MIF II, and Dr. Knudson is a limited partner of MIP, which is the general partner of MIF. As such limited partners, they have no voting or investment power over shares of Common Stock held by MIF II and MIF, respectively. Each currently has less than a 2% economic interest in such shares.

     Dr. Knudson is a general partner of MIP II, and Messrs. Maudlin and Nickoloff are general partners of both MIP and MIP II. For a discussion of certain Company transactions with Mr. Maudlin, Dr. Knudson, MIF and MIF II, see "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

     Mr. Solomon was granted a restricted award of 183,333 shares of Common Stock in August 1994, pursuant to the Stock Option Plans. The award was made in exchange for the surrender of options to purchase 183,333 shares of Common Stock and the delivery of two promissory notes in the aggregate principal amount of $151,250 by Mr. Solomon. A note in the principal amount of $113,438 (and the interest accrued in respect thereof) was forgiven in connection with the closing of the Company's initial public offering. The Company also paid Mr. Solomon a cash bonus in 1996 to account for tax consequences resulting from such forgiveness of indebtedness. The shares are subject to repurchase options in favor of the Company that lapse over time and terminate if Mr. Solomon remains employed by the Company until August 2, 1997.


           PROPOSAL TO APPROVE THE 1997 EMPLOYEE STOCK PURCHASE PLAN
                                 (Proposal #2)

     On March 12, 1997, the Board of Directors adopted, subject to shareholder approval, the Integ Incorporated 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan"), a copy of which is attached to this Proxy Statement as Exhibit
A. The purpose of the Stock Purchase Plan is to help the Company attract and retain well-qualified individuals as employees of the Company and to provide employees with an opportunity to share in the ownership of the Company by providing them with a convenient means for regular and systematic purchases of Common Stock, and, thus, to develop a stronger incentive to work for the continued success of the Company. The Stock Purchase Plan is intended to qualify under Section 423 of the Code. A description of the Stock Purchase Plan is set forth below.

Summary of the Stock Purchase Plan

     Any employee who is customarily employed for at least 20 hours per week by the Company, and who does not own five percent or more of the total combined voting power or value of all classes of the Company's outstanding capital stock, is eligible to participate in the Stock Purchase Plan. Under the Stock Purchase Plan, an eligible employee (including executive officers of the Company) may purchase shares of Common Stock through payroll deductions at a rate of up to 10% of their compensation (up to $10,000 per offering period) at a price per share equal to 85% of the lesser of the fair market value (based on the Nasdaq National Market System closing price) of the Company's Common Stock as of the first day or the last day of each offering period under the Stock Purchase Plan. The offering periods will commence on the first business day in January of each year. The first purchase period will commence on July 1, 1997 and end on December 31, 1997.

     The maximum number of shares that a participant may purchase on the last day of any offering period is determined by dividing the participant's payroll deductions accumulated during the offering period by the purchase price. However, no person may purchase shares under this or any other employee stock purchase plan of the Company to the extent that purchases pursuant to such employee stock purchase plans accrue a right to purchase shares at a rate that exceeds $25,000 worth of Common Stock (determined based on the fair market value of the shares on the first day of the offering period) for any calendar year, and no more than 10,000 shares may be purchased under the Stock Purchase Plan by any participant during any purchase period.

     The Stock Purchase Plan will be administered by a Committee of the Board of Directors. All questions of interpretation regarding the Stock Purchase Plan will be determined by the Committee. The Stock Purchase Plan will terminate on such date as the Board of Directors may determine, or automatically as of the date on which all of the shares the Company has reserved for purchase under the Stock Purchase Plan have been sold.

     The Company has reserved an aggregate of 300,000 shares of Common Stock for issuance under the Stock Purchase Plan.

New Plan Benefits

     At December 31, 1996, the Company had approximately 63 employees who would have been eligible to participate in the Stock Purchase Plan. The table below sets forth the hypothetical number of shares of Common Stock that would have been purchased by the persons and groups referenced if the Stock Purchase Plan had been in effect during 1996, assuming (i) maximum participation by all eligible employees (based on 1996 salaries), (ii) employees eligible at December 31, 1996 would have been eligible on January 1, 1996, (iii) a fair market value of the Common Stock of $9.50 (the initial public offering price) and (iv) a stock purchase price of $8.08 (85% of the $9.50 fair market value). None of the amounts that will actually be received under the Stock Purchase Plan are determinable at this time.

Name and Position                          Number of Shares
-----------------                          ----------------
Frank A. Solomon............................   1,238
   President and Chief Executive Officer
Susan L. Critzer............................   1,238
   Vice President, Operations
Robert H. Dodge, Ph.D.......................   1,238
   Vice President, Research and Development
A. Paul Harding.............................   1,238
   Vice President, Sales and Marketing
Executive Group (1).........................   7,428
Non-Executive Director Group................       0
Non-Executive Officer Employee Group........  35,792
---------

(1) Consists of those individuals who were executive officers of the Company as of the date of this Proxy Statement.

Tax Matters

     The Stock Purchase Plan and the right of participants to make purchases thereunder, are intended to qualify under the provisions of Sections 421 and 423 of the Code. Payroll deductions under the Stock Purchase Plan will be taxable to a participant as compensation for the year in which such amounts would otherwise have been paid to the participant. No income will be taxable to a participant at the time of grant of the option or purchase of shares. A participant may become liable for tax upon disposition of the shares acquired as summarized below.

     If the shares are sold or disposed of (including by way of gift) at least two years after the date of the beginning of the offering period (the "date of option grant") and at least one year after the date such shares are purchased (the "date of option exercise"), in this event, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares subject to the option (the "option price") or (b) the excess of the fair market value of the shares at the time the option was granted over an amount equal to what the option price would have been if it had been computed as of the date of option grant, will be treated as ordinary income to the participant. Any further gain upon such disposition will be treated as long-term capital gain. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a capital loss for the difference. Under current law, long-term capital gain is fully included in gross income and is taxed at a maximum rate of 28%, which for some individuals may be lower than the tax rate applicable to ordinary income. Capital losses are allowed in full against capital gains plus $3,000 of other income. If the holding periods described above are satisfied before the shares are sold or disposed of, no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of such option.

     In the event that the shares are sold or disposed of (including by way of gift or by exchange in connection with the exercise of an incentive stock option) before the expiration of the holding periods described above, the excess of the fair market value of the shares on the date of option exercise over the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain and will be treated as long-term capital gain if the shares have been held more than one year. Even if the shares are sold for less than their fair market value on the date of option exercise, the same amount of ordinary income is attributed to a participant and a capital loss is recognized equal to the difference between the sales price and the value of the shares on such date of option exercise. The Company ordinarily will be allowed a tax deduction at the time and in the amount of the ordinary income recognized by the participant, but may also be required to withhold income tax upon such amount or report such amount to the Internal Revenue Service.

     The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting is required for approval of the Stock Purchase Plan. The Board of Directors recommends a vote FOR the above proposal to approve the Stock Purchase Plan.


                     RATIFICATION OF INDEPENDENT AUDITORS
                                 (Proposal #3)

     The Board of Directors has appointed Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1997 and recommends that the shareholders ratify that appointment. Ernst & Young LLP has no relationship with the Company other than that arising from its employment as independent auditors. Representatives of Ernst & Young LLP will be present at the 1997 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. The affirmative vote of a majority of the outstanding shares of the Company's Common Stock represented at the 1997 Annual Meeting is required to ratify this appointment.

     The Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.


                     PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any proposal by a shareholder to be presented at the next annual meeting must be received at the Company's principal executive offices, 2800 Patton Road, St. Paul, Minnesota 55113, not later than December 18, 1997.


                                    By Order of the Board of Directors,

                                      /s/ Kenneth L. Cutler

                                    Kenneth L. Cutler
                                    Secretary

Dated:  April 17, 1997

                                                                       Exhibit A
                                                                       ---------

                              INTEG INCORPORATED
                       1997 EMPLOYEE STOCK PURCHASE PLAN


                           ARTICLE I.  INTRODUCTION

          Section 1.01 Purpose. The purpose of the Integ Incorporated 1997 Employee Stock Purchase Plan (the "Plan") is to provide employees of Integ Incorporated, a Minnesota corporation (the "Company"), and certain related corporations with an opportunity to share in the ownership of the Company by providing them with a convenient means for regular and systematic purchases of the Company's Common Stock, par value $.01 per share, and, thus, to develop a stronger incentive to work for the continued success of the Company.

          Section 1.02 Rules of Interpretation. It is intended that the Plan be an "employee stock purchase plan" as defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder. Accordingly, the Plan shall be interpreted and administered in a manner consistent therewith if so approved. All Participants in the Plan will have the same rights and privileges consistent with the provisions of the Plan.

          Section 1.03 Definitions. For purposes of the Plan, the following terms will have the meanings set forth below:

          (a) "Acceleration Date" means the earlier of the date of stockholder approval or approval by the Company's Board of Directors of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which stockholders of the Company immediately prior to the merger have the same proportionate ownership of stock in the surviving corporation immediately after the merger; (ii) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or
     (iii) any plan of liquidation or dissolution of the Company.

          (b) "Affiliate" means any subsidiary corporation of the Company, as defined in Section 424(f) of the Code, whether now or hereafter acquired or established.

          (c) "Base Compensation" means the gross cash compensation (including wage, salary and overtime earnings) paid by the Company or any Affiliate to a Participant in accordance with the terms of his or her employment, but excluding all Incentive Compensation, expense allowances and compensation payable in a form other than cash.

          (d)  "Committee" means the committee described in Section 10.01.

          (e) "Common Stock" means the Company's Common Stock, $.01 par value, as such stock may be adjusted for changes in the stock or the Company as contemplated by Article XI herein.

          (f) "Company" means Integ Incorporated, a Minnesota corporation, and its successors by merger or consolidation as contemplated by Article XI herein.

          (g) "Current Compensation" means the sum of a Participant's Base Compensation and Incentive Compensation.

          (h) "Fair Market Value" as of a given date means such value of the Common Stock as reasonably determined by the Committee, but which value shall not be less than (i) the closing price of the Common Stock as reported for composite transactions if the Common Stock is then traded on a national securities exchange or (ii) the last sale price of the Common Stock if the Common Stock is then quoted on the NASDAQ National Market System. If on a given date the Common Stock are not traded on an established securities market, the Committee shall make a good faith attempt to satisfy the requirements of this Section 1.03 and in connection therewith shall take such action as it deems necessary or advisable.

          (i) "Incentive Compensation" means annual bonus payments and all other forms of special cash compensation, including commissions, paid by the Company or an Affiliate to a Participant.

          (j) "Participant" means a Permanent Full-Time Employee who is eligible to participate in the Plan under Section 2.01 and who has elected to participate in the Plan.

          (k) "Participating Affiliate" means an Affiliate which has been designated by the Committee in advance of the Purchase Period in question as a corporation whose eligible Permanent Full-Time Employees may participate in the Plan.

          (l) "Permanent Full-Time Employee" means an employee of the Company or a Participating Affiliate as of the first day of a Purchase Period, including an officer or director who is also an employee, but excluding an employee whose customary employment is less than 20 hours per week.

          (m) "Plan" means the Integ Incorporated 1997 Employee Stock Purchase Plan, as amended, the provisions of which are set forth herein.

          (n) "Purchase Account Maximum" means the maximum amount that may be maintained in a Participant's Stock Purchase Account in any given Purchase Period, which amount shall be $10,000.

          (o) "Purchase Period" means the approximate twelve-month period beginning on the first business day in January and ending on the last business day in December of each year; provided, however, that the initial Purchase Period will commence on July 1, 1997 and will terminate on December 31, 1997; provided, further, that the then current Purchase Period will end upon the occurrence of an Acceleration Date.

          (p) "Stock Purchase Account" means the account maintained on the books and records of the Company recording the amount received from each Participant through payroll deductions made under the Plan and from the Company through matching contributions.

                  ARTICLE II.  ELIGIBILITY AND PARTICIPATION
                               -----------------------------

          Section 2.01 Eligible Employees. All Permanent Full-Time Employees shall be eligible to participate in the Plan beginning on the first day of the first Purchase Period to commence after such person becomes a Permanent Full-Time Employee. Subject to the provisions of Article VI, each such employee will continue to be eligible to participate in the Plan so long as he or she remains a Permanent Full-Time Employee.

          Section 2.02 Election to Participate. An eligible Permanent Full-Time Employee may elect to participate in the Plan for a given Purchase Period by filing with the Company, in advance of that Purchase Period and in accordance with such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company for such purpose (which authorizes regular payroll deductions from Current Compensation beginning with the first payday in that Purchase Period and continuing until the employee withdraws from the Plan or ceases to be eligible to participate in the Plan).

          Section 2.03 Limits on Stock Purchase. No employee shall be granted any right to purchase Common Stock hereunder if such employee, immediately after such a right to purchase is granted, would own, directly or indirectly, within the meaning of Section 423(b)(3) and Section 424(d) of the Code, Common Stock possessing 5% or more of the total combined voting power or value of all the classes of the capital stock of the Company.

          Section 2.04 Voluntary Participation. Participation in the Plan on the part of a Participant is voluntary and such participation is not a condition of employment nor does participation in the Plan entitle a Participant to be retained as an employee.

                   ARTICLE III.  PAYROLL DEDUCTIONS, COMPANY
                                 ---------------------------
                   CONTRIBUTIONS AND STOCK PURCHASE ACCOUNT
                   ----------------------------------------

          Section 3.01 Deduction from Pay. The form described in Section 2.02 will permit a Participant to elect payroll deductions from such Participant's Current Compensation for each pay period. A Participant may elect different withholding percentages for Base Compensation and for Incentive Compensation, provided that (i) the deductions must be of any multiple of 1%, but not less than 1% or more than 10%, of such Participant's Base and/or Incentive Compensation and (ii) no Participant may contribute more than the Purchase Account Maximum to such Participant's Stock Purchase Account, and subject to such other limitations as the Committee in its sole discretion may impose. A Participant may cease making payroll deductions at any time, subject to such limitations as the Committee in its sole discretion may impose. In the event that, during a Purchase Period, the entire credit balance in a Participant's Stock Purchase Account exceeds the Purchase Account Maximum, then payroll deductions for such Participant shall automatically cease and shall resume on the first pay period of the next Purchase Period.

          Section 3.02 Credit to Account. Payroll deductions will be credited to the Participant's Stock Purchase Account on each payday.

          Section 3.03 No Interest. No interest will be paid upon payroll deductions, Company contributions or on any amount credited to, or on deposit in, a Participant's Stock Purchase Account.

          Section 3.04 Nature of Account. The Stock Purchase Account is established solely for accounting purposes, and all amounts credited to the Stock Purchase Account will remain part of the general assets of the Company or the Participating Affiliate (as the case may be).

          Section 3.05 No Additional Contributions. A Participant may not make any payment into the Stock Purchase Account other than the payroll deductions made pursuant to the Plan.

                     ARTICLE IV.  RIGHT TO PURCHASE SHARES
                                  ------------------------

          Section 4.01 Number of Shares. Each Participant will have the right to purchase on the last business day of the Purchase Period all, but not less than all, of the largest number of whole shares of Common Stock that can be purchased at the price specified in Section 4.02 with the entire credit balance in the Participant's Stock Purchase Account, subject to the limitations that (a) no more than the Purchase Account Maximum may be used by any one Participant for a given Purchase Period to purchase shares of Common Stock under the Plan, (b) no more than 10,000 shares of Common Stock may be purchased under the Plan by any one Participant for a given Purchase Period and (c) in accordance with Section 423(b)(8) of the Code, no more than $25,000 in Fair Market Value (determined at the beginning of each Purchase Period) of Common Stock and other stock may be purchased under the Plan and all other employee stock purchase plans (if any) of the Company and the Affiliates by any one Participant for any calendar year. If the purchases for all Participants would otherwise cause the aggregate number of shares of Common Stock to be sold under the Plan to exceed the number specified in Section 10.03, each Participant shall be allocated a pro rata portion of the Common Stock to be sold.

          Section 4.02 Purchase Price. The purchase price for any Purchase Period shall be the lesser of (a) 85% of the Fair Market Value of the Common Stock on the first business day of that Purchase Period or (b) 85% of the Fair Market Value of the Common Stock on the last business day of that Purchase Period, in each case rounded up to the next higher full cent.

                         ARTICLE V.  EXERCISE OF RIGHT
                                     -----------------

          Section 5.01 Purchase of Stock. On the last business day of a Purchase Period, the entire credit balance in each Participant's Stock Purchase Account will be used to purchase the largest number of whole shares of Common Stock purchasable with such amount (subject to the limitations of Section 4.01), unless the Participant has filed with the Company, in advance of that date and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which requests the distribution of the entire credit balance in cash.

          Section 5.02 Cash Distributions. Any amount remaining in a Participant's Stock Purchase Account after the last business day of a Purchase Period will be paid to the Participant in cash, without interest, within 30 days after the end of that Purchase Period.

          Section 5.03 Notice of Acceleration Date. The Company shall use its best efforts to notify each Participant in writing at least ten days prior to any Acceleration Date that the then current Purchase Period will end on such Acceleration Date.

               ARTICLE VI.  WITHDRAWAL FROM PLAN; SALE OF STOCK
                            -----------------------------------

          Section 6.01 Voluntary Withdrawal. A Participant may, in accordance with such terms and conditions as the Committee in its sole discretion may impose, withdraw from the Plan and cease making payroll deductions by filing with the Company a form provided for this purpose. In such event, the entire credit balance in the Participant's Stock Purchase Account will be paid to the Participant in cash within 30 days. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the beginning of the next Purchase Period following the date of such withdrawal.

          Section 6.02 Death. Subject to such terms and conditions as the Committee in its sole discretion may impose, upon the death of a Participant, no further amounts shall be credited to the Participant's Stock Purchase Account. Thereafter, on the last business day of the Purchase Period during which such Participant's death occurred and in accordance with Section 5.01, the entire credit balance in such Participant's Stock Purchase Account will be used to purchase Common Stock, unless such Participant's estate has filed with the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which elects to have the entire credit balance in such Participant's Stock Account distributed in cash within 30 days after the end of that Purchase Period or at such earlier time as the Committee in its sole discretion may decide. Each Participant, however, may designate one or more beneficiaries who, upon death, are to receive the Common Stock or the amount that otherwise would have been distributed or paid to the Participant's estate and may change or revoke any such designation from time to time. No such designation, change or revocation will be effective unless made by the Participant in writing and filed with the Company during the Participant's lifetime. Unless the Participant has otherwise specified the beneficiary designation, the beneficiary or beneficiaries so designated will become fixed as of the date of the death of the Participant so that, if a beneficiary survives the Participant but dies before the receipt of the payment due such beneficiary, the payment will be made to such beneficiary's estate.

          Section 6.03 Termination of Employment. Subject to such terms and conditions as the Committee in its sole discretion may impose, upon a Participant's normal or early retirement with the consent of the Company under any pension or retirement plan of the Company or Participating Affiliate, no further amounts shall be credited to the Participant's Stock Purchase Account. Thereafter, on the last business day of the Purchase Period during which such Participant's approved retirement occurred and in accordance with Section 5.01, the entire credit balance in such Participant's Stock Purchase Account will be used to purchase Common Stock, unless such Participant has filed with the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which elects to receive the entire credit balance in such Participant's Stock Purchase Account in cash within 30 days after the end of that Purchase Period, provided that such Participant shall have no right to purchase Common Stock in the event that the last day of such a Purchase Period occurs more than three months following the termination of such Participant's employment with the Company by reason of such an approved retirement. In the event of any other termination of employment (other than death) with the Company or a Participating Affiliate, participation in the Plan will cease on the date the Participant ceases to be a Permanent Full-Time Employee for any reason. In such event, the entire credit balance in such Participant's Stock Purchase Account will be paid to the Participant in cash within 30 days. For purposes of this Section 6.03, a transfer of employment to any Affiliate, or a leave of absence which has been approved by the Committee, will not be deemed a termination of employment as a Permanent Full-Time Employee.

                        ARTICLE VII.  NONTRANSFERABILITY
                                      ------------------

          Section 7.01 Nontransferable Right to Purchase. The right to purchase Common Stock hereunder may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise), except as provided in Section 6.02, and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the right to purchase will be null and void and without effect.

          Section 7.02 Nontransferable Account. Except as provided in Section 6.02, the amounts credited to a Stock Purchase Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.

                       ARTICLE VIII.  STOCK CERTIFICATES
                                      ------------------

          Section 8.01 Delivery. Promptly after the last day of each Purchase Period and subject to such terms and conditions as the Committee in its sole discretion may impose, the Company will cause to be delivered to or for the benefit of the Participant a certificate representing the Common Stock purchased on the last business day of such Purchase Period.

          Section 8.02 Securities Laws. The Company shall not be required to issue or deliver any certificate representing Common Stock prior to registration under the Securities Act of 1933, as amended, or registration or qualification under any state law if such registration is required. The Company shall use its best efforts to accomplish such registration (if and to the extent required) not later than a reasonable time following the Purchase Period, and delivery of certificates may be deferred until such registration is accomplished.

          Section 8.03 Completion of Purchase. A Participant shall have no interest in the Common Stock purchased until a certificate representing the same is issued to or for the benefit of the Participant.

          Section 8.04 Form of Ownership. The certificates representing Common Stock issued under the Plan will be registered in the name of the Participant or jointly in the name of the Participant and another person, as the Participant may direct on a form provided by the Company.

                  ARTICLE IX.  EFFECTIVE DATE, AMENDMENT AND
                               -----------------------------
                              TERMINATION OF PLAN
                              -------------------

          Section 9.01 Effective Date. The Plan was approved by the Board of Directors on March 12, 1997 and shall be approved by the stockholders of the Company within twelve months thereof.

          Section 9.02 Plan Commencement. The initial Purchase Period under the Plan will commence on July 1, 1997. Thereafter, each succeeding Purchase Period will commence and terminate in accordance with Section 1.03(o).

          Section 9.03 Powers of Board. The Board of Directors may amend or discontinue the Plan at any time. No amendment or discontinuation of the Plan, however, shall without stockholder approval be made that: (i) absent such stockholder approval, would cause Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act") to become unavailable with respect to the Plan,
(ii) requires stockholder approval under any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange that are applicable to the Company, or (iii) permit the issuance of Common Stock before payment therefor in full.

          Section 9.04 Automatic Termination. Subject to the last sentence of
Section 4.01, the Plan shall automatically terminate when all of the shares of Common Stock provided for in Section 10.03 have been sold.

                           ARTICLE X.  ADMINISTRATION
                                       --------------

          Section 10.01 The Committee. The Plan shall be administered by a committee (the "Committee") of two or more directors of the Company, none of whom shall be officers or employees of the Company. The members of the Committee shall be appointed by and serve at the pleasure of the Board of Directors. The Committee may be the Compensation Committee of the Board of Directors, provided that the requirements of the first sentence of this Section 10.01 are met.

          Section 10.02 Powers of Committee. Subject to the provisions of the Plan, the Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to establish deadlines by which the various administrative forms must be received in order to be effective, and to adopt such other rules and regulations for administering the Plan as it may deem appropriate. The Committee shall have full and complete authority to determine whether all or any part of the Common Stock acquired pursuant to the Plan shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner a Participant's rights with respect thereto but any such restrictions shall be contained in the form by which a Participant elects to participate in the Plan pursuant to Section 2.02. Decisions of the Committee will be final and binding on all parties who have an interest in the Plan.

          Section 10.03 Stock to be Sold. The Common Stock to be issued and sold under the Plan may be treasury shares or authorized but unissued shares, or the Company may purchase Common Stock in the market for sale under the Plan. Except as provided in Section 11.01, the aggregate number of shares of Common Stock to be sold under the Plan will not exceed 300,000 shares.

          Section 10.04 Notices. Notices to the Committee should be addressed as follows:

                         Integ Incorporated
                         2800 Patton Road
                         St. Paul, Minnesota  55113
                         Attention:  Vice President, Finance

            ARTICLE XI.  ADJUSTMENT FOR CHANGES IN STOCK OR COMPANY
                         ------------------------------------------

          Section 11.01 Stock Dividend or Reclassification. If the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of securities of the Company, or shares of a different par value or without par value, through reorganization, recapitalization, reclassification, stock dividend, stock split, amendment to the Company's Certificate of Incorporation, reverse stock split or otherwise, an appropriate adjustment shall be made in the maximum numbers and kind of securities to be purchased under the Plan with a corresponding adjustment in the purchase price to be paid therefor.

          Section 11.02 Merger or Consolidation. If the Company is merged into or consolidated with one or more corporations during the term of the Plan, appropriate adjustments will be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.

                          ARTICLE XII.  APPLICABLE LAW
                                        --------------

          Rights to purchase Common Stock granted under the Plan shall be construed and shall take effect in accordance with the laws of the State of Minnesota.

                               INTEG INCORPORATED
                                2800 PATTON ROAD
                           ST. PAUL, MINNESOTA 55113

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated April 17, 1997, appoints Frank A. Solomon and John R. Brintnall proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of Integ Incorporated which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Integ Incorporated to be held on Wednesday, June 4, 1997 at the Marriott Hotel--City Center, 30 South Seventh Street, Minneapolis, Minnesota at 10:00 a.m., and any adjournment thereof. Each of the matters set forth below has been proposed by the Company.

1. ELECTION OF DIRECTORS FOR TERMS EXPIRING IN 2000
  [_] FOR all nominees listed below (except as marked to the contrary below)
  [_] WITHHOLD AUTHORITY to vote for all nominees listed below
  (Instruction: To withhold authority for any individual nominee, strike a line through the nominee's name in the list below.)
                    Mark B. Knudson, Ph.D.Terrance G. McGuire

2. PROPOSAL TO APPROVE THE 1997 EMPLOYEE STOCK PURCHASE PLAN
  [_] FOR  [_] AGAINST  [_] ABSTAIN

3. RATIFICATION OF INDEPENDENT AUDITORS
  [_] FOR the ratification of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1997
  [_] WITHHOLD AUTHORITY to vote for the ratification of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1997

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
P
R
O
X
Y
                          (continued from other side)

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE ABOVE ITEMS.


                                           Please sign exactly as your name
                                           appears hereon. Jointly owned
                                           shares will be voted as directed if
                                           one owner signs unless another
                                           owner instructs to the contrary, in
                                           which case the shares will not be
                                           voted. If signing in a representa-
                                           tive capacity, please indicate ti-
                                           tle and authority.
                                           Date: _______________________ , 1997
                                           ------------------------------------
                                           Signature

   PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE,
                WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.